UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2024

 RESTAURANT BRANDS INTERNATIONAL INC.
RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Canada	001-36786	98-1202754
Ontario	001-36787	98-1206431
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

130 King Street West, Suite 300		M5X 1E1
Toronto,	Ontario
(Address of Principal Executive Offices)		(Zip Code)

(905) 339-6011
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares, without par value	QSR	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:
Title of each class	Trading Symbols	Name of each exchange on which registered
Class B exchangeable limited partnership units	QSP	Toronto Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On March 14, 2024, Restaurant Brands International Inc. (“RBI” or the “Company”) announced that the Board has appointed Sami Siddiqui to succeed Matthew Dunnigan as Chief Financial Officer of the Company and has appointed Thiago Santelmo to succeed David Shear as President - International, of the Company, in each case effective immediately. Mr. Shear will transition to serving as an advisor to the International business segment through March 1, 2025.

Mr. Siddiqui has held the position of President, Popeyes U.S. & Canada since September 2020. Prior to that Mr. Siddiqui served as President of Asia Pacific for RBI from February 2019 to September 2020 and as Chief Financial Officer for Burger King Corporation from October 2018 to February 2019. From September 2016 to September 2018, he was President of Tim Hortons, having previously served as Executive Vice President, Finance for Tim Hortons. Mr. Siddiqui joined Burger King Corporation in 2013 and served various capacities within the Global Finance groups of Burger King Corporation prior to joining the Tim Hortons team.

In connection with his appointment as Chief Financial Officer, the Board approved an increase to Mr. Siddiqui’s annual salary from $625,000 to $685,000, while his annual target bonus opportunity remains at 130% of his annual salary. Mr. Siddiqui has entered into an Employment and Post Covenants Agreements with each of the Company and Restaurant Brands International US Services LLC (“RBIUS”) (the “Siddiqui Agreements”) to reflect his new role and compensation package. All other terms of the Siddiqui Agreements will be consistent with those of his existing agreement, as previously disclosed.

Mr. Santelmo has held the position of Regional President EMEA since February 2022. Prior to that he served as Regional President LAC from April 2019 after serving as Head of Finance BK EMEA beginning in October 2016. He was Vice President, Global Development from December 2015 to October 2016 and previously held general manager and head of finance positions in BK LAC after joining the Burger King team in July 2013.

The final terms of Mr. Dunnigan’s separation from the Company and termination of his employment are in the process of being finalized as of the date of this current report on Form 8-K.

In connection with Mr. Shear’s transition, the Company will modify his existing Offer Letter with Burger King Europe GmbH (“BKE”), PLK Europe GmbH (“PLKE”), Tim Hortons Restaurants International GmbH (“THRI”), to reflect his new role. In this position he will receive an annual base salary of CHF177,838 but will no longer participate in any annual incentive programs. The Company has also entered into a separation agreement with Mr. Shear pursuant to which Mr. Shear will separate from the company effective March 1, 2025 and will be eligible for severance benefits upon termination of employment, including payment of relocation benefits for a move back to the U.S. and a lump sum payment of $42,000 in lieu of post-employment health and welfare benefits. In consideration for such benefits, Mr. Shear has confirmed various post-employment restrictive covenants, including those related to non-competition, non-solicitation and confidentiality. He also agreed to additional covenants related to non-disparagement and non-interference with franchisee relations, as well as a release of claims in favor of the Company.

There are no arrangements or understandings between Mr. Siddiqui and any other persons pursuant to which Mr. Siddiqui was selected as the Chief Financial Officer of the Company. There are no family relationships between Mr. Siddiqui and any director or executive officer of the Company and except as previously disclosed in the Company’s proxy statement on Schedule 14A, Mr. Siddiqui does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any other such transactions currently proposed.

The foregoing summary of the Siddiqui Agreements and the Shear amended agreement and separation agreement do not purport to be complete and are qualified in their entirety by reference to the complete thereof which will be filed as exhibits to the Quarterly Report on Form 10-Q.

The Board met on March 12, 2024 regarding these decisions. A copy of the press release issued by the Company on March 14, 2024, announcing Mr. Siddiqui’s appointment as Chief Financial Officer and Mr. Santelmo’s appointment as President - International is attached as Exhibit 99 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99	Press Release dated March 14, 2024.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESTAURANT BRANDS INTERNATIONAL INC. RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP, by its general partner RESTAURANT BRANDS INTERNATIONAL INC.

Date: March 14, 2024	/s/ Jill Granat
	Name:	Jill Granat
	Title:	General Counsel and Corporate Secretary